Exhibit 10.14

Compensatory Arrangements with Executive Officers

Compensation for executives at TECO Energy, Inc. (the “Corporation”) consists of several components. Included among these are base salary and an annual incentive award program.

Base salary information for named executive officers for 2005 is set forth in the table below.

The Corporation’s annual incentive plan, last amended in 2002, is included as Exhibit 10.3 to the Corporation’s Annual Report on Form 10-K to which this document is an exhibit (the “Report”). A description of the 2004 payouts and 2005 target awards under this plan was included in the Current Report on Form 8-K filed on February 1, 2005, and is hereby incorporated by reference. The 2005 target award percentages described in that Current Report for the named executive officers are set forth in the table below.

Compensatory arrangements relating to other aspects of the Corporation’s executive compensation program are included as exhibits to the Report.

Named Executive Officer Salary and Target Award Percentage Information for 2005

Name	Title	Salary		Target Award %
Sherrill W. Hudson	Chairman and CEO	*$	721,548	70%
John B. Ramil	President and Chief Operating Officer		$478,400	65%
Gordon L. Gillette	Executive Vice President and Chief Financial Officer		$410,800	55%
William N. Cantrell	President of Peoples Gas System		$345,000	40%
Jimmy J. Shackleford	President of TECO Coal Corporation		$278,460	45%

* Mr. Hudson’s 2005 salary consists of $196,548 in cash and TECO Energy restricted shares valued at $525,000, with the restrictions lapsing in four quarterly installments. Mr. Hudson also receives a monthly housing allowance of $3,500, in recognition of his retaining his primary residence in Miami.